Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-191481) and Form S-8 (No. 333-187796) of Hi-Crush Partners LP (the “Partnership”) of our report dated February 23, 2016, except for the effects of the merger of entities under common control discussed in Note 4, as to which the date is September 6, 2016, relating to the consolidated financial statements and effectiveness of internal control of the Partnership, which appear in this Current Report on Form 8-K.

/s/PricewaterhouseCoopers LLP
Houston, Texas
September 6, 2016